As filed with the Securities and Exchange Commission on August 15, 2003

Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Genelabs Technologies, Inc.

(Exact name of Registrant as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)

94-3010150
(I.R.S. Employer Identification No.)

505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Irene A. Chow, Ph.D.
Chief Executive Officer
Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gregory C. Smith, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Share	Price	Registration Fee

Common Stock, no par value per share	3,333,334 shares(1)	$1.425 (2)	$4,750,001 (2)	$384.28

(1)	All of the shares registered hereby are registered for the accounts of the Selling Stockholder. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so. None of the shares registered hereby will be offered for sale by Genelabs Technologies, Inc. See “Selling Stockholder.” Of the total 3,333,334 shares being registered, (a) 1,666,667 shares of common stock were issued to an investor in connection with a private placement that closed on August 1, 2003 and (b) 1,666,667 shares of common stock are issuable upon the exercise of outstanding warrants that were issued to the investor in the private placement.

(2)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s common stock, as reported by the Nasdaq National Market on August 11, 2003.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST ___, 2003
PRELIMINARY PROSPECTUS

GENELABS TECHNOLOGIES, INC.

3,333,334 SHARES OF COMMON STOCK

     This prospectus relates to an aggregate of 3,333,334 shares of common stock, no par value, which are registered under this prospectus, consisting of: 1,666,667 shares of common stock we issued to an investor in connection with a private placement that closed on August 1, 2003 and 1,666,667 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the investor in the August 1, 2003 private placement.

     The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so. Genelabs Technologies, Inc. will not sell any of the shares covered by this prospectus, and we will not receive any proceeds from the offering of any such shares.

     The price at which the Selling Stockholder may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Stockholder” beginning on page 10 of this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol “GNLB”. The shares of common stock to be offered under this prospectus may be sold as described under “Plan of Distribution.” On August 12, 2003, the closing sale price per share, as reported by the Nasdaq National Market, was $1.52.

     You should consider carefully the risk factors beginning on page 3 of this prospectus before making a decision to purchase our stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this Prospectus is August     , 2003.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
VALIDITY OF SHARES
EXPERTS
AVAILABLE INFORMATION
SIGNATURES
Index to the Exhibits
EXHIBIT 5.1
EXHIBIT 23.2

Prospectus

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we have made and will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act. All filings by us pursuant to the Securities Exchange Act after the date of the initial registration statement and prior to the termination of the offering shall also be deemed to be incorporated by reference into this prospectus. The previously filed documents we incorporate by reference into this prospectus are:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(d)	Our Current Report on Form 8-K filed August 14, 2003;

(e)	Our Current Report on Form 8-K filed August 4, 2003;

(f)	Our Current Report on Form 8-K filed June 10, 2003;

(g)	Our Current Report on Form 8-K filed May 16, 2003;

(h)	Our Current Report on Form 8-K filed May 5, 2003; and

(i)	Our Registration Statement on Form 8-A filed with the Commission on April 30, 1991 (File No. 000-19222).

     We will furnish to you without charge upon your request a copy of any of the documents incorporated in this prospectus and any statement in, or incorporated in, this prospectus by reference, other than the exhibits to those documents unless those exhibits are specifically incorporated by reference. For a copy of the documents you should contact Genelabs Technologies, Inc., 505 Penobscot Drive, Redwood City, CA 94063, telephone number (650) 369-9500, Attention: Corporate Secretary.

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our Company and the securities being registered appearing elsewhere in this prospectus.

     Genelabs Technologies, Inc., referred to as Genelabs or the Company, is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. Genelabs is pursuing regulatory approval of Prestara™, its investigational drug for women with systemic lupus erythematosus, a disease for which no new drug has been approved in the past 40 years and for which current therapies are not adequate. We are also pursuing the discovery of novel antimicrobial and antiviral compounds for treatment of infections that are not well treated with currently available drugs. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to be scientific pioneers and, if successful, we believe that these programs will yield products that will address diseases for which current therapies are inadequate. At the same time, our established capabilities can be utilized as we diversify our research and development programs.

     We have built drug discovery and clinical development capabilities that can support various research and development projects. We are concentrating our capabilities on:

•	developing our late-stage product for lupus, Prestara™; and

•	discovering novel lead compounds that selectively inhibit replication of the hepatitis C virus, or HCV.

     An investment in Genelabs is subject to a number of risks and significant uncertainty. Genelabs currently estimates that its current cash resources, including net proceeds of $2.4 million from the August 2003 private placement, are adequate to provide liquidity only into November 2003. Genelabs’ auditors have included a going concern qualification in their opinion in the Genelabs Annual Report on Form 10-K for 2002. In the event that Genelabs is unable to raise additional funds, Genelabs may be required to commence bankruptcy or similar proceedings, which could result in no value to the holders of the Genelabs common stock. Alternatively, Genelabs may be required to license or sell is rights in Prestara in a manner that could be adverse to Genelabs and its stockholders. While we received an approvable letter from the FDA on our lead product Prestara in August 2002, the FDA is requiring us to conduct an additional clinical trial to confirm the positive effect of Prestara on bone mineral density of women with lupus who are receiving treatment with glucocorticoids. Genelabs may be unable to complete the clinical trial on a timely basis or at all, and, if completed, the results may not support the previous findings or may be unacceptable to the FDA. Genelabs’ research programs are in an early stage of development and may not successfully produce commercial products. Genelabs may be unable to meet the requirements of the Nasdaq National Market System in the future. If Genelabs is unable to meet NASDAQ requirements, it may be delisted from the National Market System. If Genelabs is delisted from the Nasdaq National Market, it may apply for listing on the Nasdaq SmallCap System, but may fail to meet listing requirements or fail to maintain its eligibility for continued listing.

     This prospectus relates to an aggregate of 3,333,334 shares of common stock, no par value, which are registered under this prospectus that may be sold by the Selling Stockholder. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so. The price at which the Selling Stockholder may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Stockholder” beginning on page 12 of this prospectus.

     Our principal executive offices are located at 505 Penobscot Drive, Redwood City, CA 94063, and our telephone number is (650) 369-9500. Our website is www.genelabs.com. The information on our website does not constitute part of this prospectus.

RISK FACTORS

     An investment in Genelabs common stock is subject to significant risk and uncertainty, which may result in a loss of all or part of an investment. Investors are cautioned to carefully review the risk factors below prior to making an investment in Genelabs.

RISKS RELATED TO GENELABS

If we cannot obtain additional funds, we will not be able to carry out our business plans.

     On August 8, 2003, Genelabs had cash, cash equivalents and short-term investment balances totaling approximately $5.1 million. Genelabs estimates that its current cash resources, including the resources from the August 2003 private placement, are adequate to provide liquidity only into November 2003. Genelabs’ auditors have included a going concern qualification in their opinion in our Annual Report on Form 10-K for 2002 because there is substantial doubt about the Company’s ability to continue as a going concern due to its historical negative cash flow and because the Company does not currently have sufficient committed capital to meet its projected operating needs for at least the next twelve months. In the event that Genelabs is unable to raise additional funds, Genelabs may be required to commence bankruptcy or similar proceedings, which could result in no value to the holders of the Genelabs common stock. Alternatively, Genelabs may be required to license or sell is rights in Prestara™ in a manner that could be adverse to Genelabs and its stockholders.

     Though we plan to seek additional funds, which may include the sale of equity, sale of long-term investments, establishment of corporate partnerships, funding under government grants, licensing of our clinical data or intellectual property, royalty-sharing and/or other arrangements, it is possible that none of these efforts to seek additional funds will be successful. The sale of additional equity would dilute existing shareholders. If we do not sell equity, we may have to seek other sources of capital, such as strategic alliances, which may require us to grant third parties rights to our intellectual property assets, or by adversely renegotiating the terms of our existing collaboration. We have also been engaged in efforts to divest our Singapore-based diagnostics business, which we refer to as GLD. We entered into an agreement to sell GLD in February 2003, which has been terminated by mutual agreement of the parties. We are currently negotiating with other potential purchasers of the business. We may also need to change our operating plans. Longer-term, we plan to fund our operations principally from royalties on sales of Prestara by marketing partners. However, Prestara may never receive FDA approval, and, if it does, we may never generate revenue from sales of Prestara. Although we are currently seeking to enter into licensing agreements for the marketing rights to Prestara in Europe and Japan, we may fail to enter into such license agreements on acceptable terms, if at all. We also may be unable to find buyers willing to purchase our equity or to license our products or technology on commercially favorable terms, if at all. The unavailability of additional funds would harm our business by delaying or preventing the development, testing, regulatory approval, manufacturing or marketing of our products and technologies.

     The following are illustrations of potential impediments to our ability to successfully secure additional funds:

•	our stock price and market capitalization are low, therefore there are limited funds we can raise through equity financings;

•	our ability to successfully complete an additional near-term equity financing will be more difficult due to Nasdaq requirements that may require us to obtain shareholder approval as a condition to such financings and will be further impacted should we become unable to meet Nasdaq’s listing requirements;

•	our ability to find a European marketing partner for Prestara would be negatively impacted if we receive indications that the EMEA’s review of our MAA is unlikely to result in approval of our application; and

•	our research programs are in an early stage, therefore there are fewer opportunities to enter into collaborations with other companies and up-front payments for early-stage pharmaceutical research collaborations are generally smaller for projects that are further from potential marketability.

     FDA actions with respect to our NDA for Prestara will have a material impact on our ability to successfully secure funding, the amount and terms of funding available and our ability to successfully secure such funding. If Prestara™ is ultimately approved for marketing in the U.S., Genelabs may receive a milestone payment of up to $45 million and significant royalties on Watson’s net sales of Prestara. However, the FDA may never approve Prestara and, even if they do, we may never receive a milestone payment or royalties on net sales.

     Additional funds for our research and development activities may not be available on acceptable terms, if at all. The unavailability of additional funds could delay or prevent the development, approval or marketing of some or all of our products and technologies, which would have a material adverse effect on our business, financial condition and results of operations.

We have incurred losses each year since our inception and may not be profitable in the near future or at all.

     We have incurred losses each year since our inception and have accumulated approximately $193 million in net losses through June 30, 2003, including a net loss of $8.5 million in the first half of 2003 and $16 million in the year ended December 31, 2002. In 2003 we have been consuming, and currently expect to continue to consume, cash at an average rate of approximately $1.5 million per month. If the FDA approves Prestara, we anticipate realizing a net loss at least until Prestara is sufficiently accepted by the market, and we may never achieve profitability. If the FDA does not approve Prestara, we may never be profitable and our revenues may never be sufficient to fund operations.

If the results of our confirmatory clinical trial of Prestara™, Genelabs’ drug candidate for systemic lupus erythematosus, are not positive, the FDA will not approve Prestara and our business prospects will suffer because the U.S. royalties for Prestara are the most significant near-term source of potential revenue.

     Genelabs has focused its development efforts to date on conducting clinical trials for an investigational new drug, Prestara, also referred to as GL701, Aslera™ and Anastar™, for the treatment of women with systemic lupus erythematosus, or lupus. Lupus is a severe, chronic and debilitating autoimmune disease that can affect the musculoskeletal and nervous systems, lungs, heart, kidneys, skin and joints. Prestara is a pharmaceutical formulation containing highly purified prasterone, the synthetic equivalent of dehydroepiandrosterone or DHEA, a naturally occurring hormone.

     Before our North American partner, Watson Pharmaceuticals, Inc., can market Prestara in the United States, the FDA must approve the Prestara New Drug Application, or NDA, submitted by Genelabs. In 2000, we submitted the NDA for Prestara to the FDA. In 2001 we received a letter from the FDA stating that the Prestara NDA was not approvable, listing deficiencies that must be addressed before the NDA could be approved. Throughout 2001 we worked with the FDA to respond to these issues. In 2002 we received an approvable letter which, among other things, requires us to conduct an additional clinical trial to confirm the positive effect of Prestara we previously noted on the bone mineral density of women with lupus who are receiving treatment with glucocorticoids. Even if the results of our clinical trial are positive, the FDA still has the authority to decline to approve Prestara. Genelabs’ business plans depend on FDA approval of Prestara in the United States, and if the clinical trial currently underway does not confirm our previous findings or if significant and new safety issues emerge, the FDA will not approve our new drug application in a timely manner, if at all, and our business would suffer because 1) we would not be entitled to a milestone payment from Watson and 2) royalties we are entitled to receive from Prestara sales in the United States are our most significant near-term source of potential revenue.

If we are unable to find a European marketing partner for Prestara™ our business prospects will suffer because we do not have capabilities to market Prestara in Europe ourselves and we would lose a significant near-term source of revenue.

     Because we have limited sales, marketing and distribution capabilities and no established presence in Europe, our business plans include licensing the European marketing rights to Prestara to a larger pharmaceutical or biotechnology company with established marketing capabilities. If we are unable to find a European marketing partner, we would not be able to launch Prestara in Europe in a timely manner, if at all, even if it is approved. Our business would suffer because we would not be able to generate revenue from Prestara in Europe.

If the FDA and the EMEA do not approve Prestara™ for marketing, our business prospects will suffer because Prestara is our only near-term source of potential revenue.

     Before our North American partner, Watson, and any potential European partner can market Prestara in their respective territories, appropriate regulatory agencies must review and approve applications seeking to market the investigational drug which have been submitted by Genelabs. Our business plans depend on approval of Prestara in both the United States and in Europe. If the regulatory agencies do not approve one or both of our applications in a timely manner, our business would suffer because we have no other near-term source of potential revenue.

     If the regulatory agencies determine that Prestara can only be approved with significant additional requirements and we determine that it is not feasible for us to satisfy one or more of the requirements requested, we could be forced to abandon the development of Prestara. We cannot predict whether the regulatory agencies will require the submission of additional data in order to approve our applications, what these requirements may be, whether we will be successful in responding to requests from these agencies for additional requirements or whether there will be additional substantial obstacles to, or delays in, our development of Prestara for lupus.

     Similar regulatory requirements exist in Japan and elsewhere in the world. Genelabs has not conducted any clinical trials for Prestara for lupus in other countries. We plan to enter into collaborations or licensing agreements for commercializing Prestara in other areas with pharmaceutical companies that have resources greater than Genelabs. If we do not enter into these agreements, we may not be able to sell, or might face delays related to commercial introduction of, Prestara in these other territories, because we lack the necessary resources.

If Prestara™ is approved in the United States or Europe but does not gain sufficient market acceptance, our business will suffer because we would not receive anticipated royalties to fund future operations.

     A number of factors may affect the market acceptance of Prestara for lupus, even if it is approved, including:

•	availability and level of reimbursement by insurance companies or government programs such as Medicaid;

•	the price of Prestara relative to other drugs for lupus treatment;

•	the perception by patients, physicians and other members of the health care community of the effectiveness and safety of Prestara for the treatment of lupus;

•	the effectiveness of sales and marketing efforts by our licensees;

•	side effects;

•	competition from other prescription and over-the-counter products; and

•	unfavorable publicity concerning Prestara or other drugs on the market.

     In addition, if regulatory authorities fail to restrict the sale of dietary supplement DHEA products, which do not require a prescription, the market may not accept Prestara. A number of dietary supplement manufacturers market products containing DHEA as dietary supplements in the United States. Prestara contains highly purified prasterone, the synthetic equivalent of DHEA, as the active ingredient. The body produces DHEA, an androgenic hormone or steroid hormone that develops and maintains masculine characteristics, which is not a component of the diet. While we have consistently maintained that a governmental entity should regulate DHEA as a drug and as a controlled substance, neither the FDA nor the Drug Enforcement Agency, or DEA, has taken any specific action to date to limit or regulate the sale of dietary supplement DHEA. The FDA and DEA may not wish to, or may be unable to, regulate DHEA in the future. We have submitted documentation to the FDA requesting clarification of DHEA’s status as a drug and removal from the market as a dietary supplement. We have also submitted documentation to the DEA requesting clarification of DHEA’s status as an anabolic steroid, a steroid that promotes the storage of protein and growth of tissue. Anabolic steroids are scheduled as controlled substances. If the FDA restricts the marketing of DHEA as a dietary supplement or the DEA agrees that DHEA is an anabolic steroid, DHEA may no longer be publicly available as a dietary supplement. In the event that Prestara receives FDA approval, the concurrent sale of these dietary supplement products could significantly adversely affect or significantly limit the market for or the selling price of Prestara.

Our outside suppliers and manufacturers for Prestara™ are subject to regulation, including by the FDA, and if they do not meet their commitments, we would have to find substitute suppliers or manufacturers which could delay supply of product to the market.

     Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers and manufacturers costly and time consuming. We rely on a single supplier of prasterone, the active ingredient in Prestara, and we rely on a single finished product manufacturer, Patheon Inc., for production of Prestara capsules and for packaging. The disqualification of these suppliers and manufacturers through their failure to comply with regulatory requirements could negatively impact our business because of delays and costs in obtaining and qualifying alternate suppliers. We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers and suppliers for the manufacture of Prestara as a finished product and for its active ingredient.

     Our manufacturing and supply agreement with Patheon for Prestara capsules has an initial term through December 31, 2008, and is renewable for three-year terms thereafter, unless either party provides the other with twelve months’ notice prior to the end of the then-current term. The Patheon manufacturing supply agreement also provides for termination by either party upon failure of the other party to remedy a material breach within sixty days or upon bankruptcy of the other party; by us in the event of an action preventing us from importing, exporting, purchasing or selling the product; or by Patheon on six months’ prior notice if we assign the agreement to an assignee that is not acceptable to Patheon. Our supply agreement for prasterone, the active ingredient in Prestara, has an initial term through August 27, 2005 and is automatically renewed for one-year periods unless either party provides the other with two years’ notice. The supplier may not terminate without cause during the initial term. The active ingredient supply agreement also provides for termination by either party upon failure of the other party to remedy a material breach within sixty days or upon bankruptcy of the other party.

     We believe that we are current in all material obligations under both of these agreements. In the event of termination or expiration of one or both of these agreements, we believe that we would be able to find alternative suppliers, however, we may not be able to secure these arrangements in a timely manner or on favorable terms and the amount of time and expense involved in transferring the process of manufacture, and receiving regulatory qualifications, could negatively impact the timing or probability of approval of our NDA, or if the product is approved by the FDA, the supply of the product to the market.

     The FDA requires the existence of at least one qualified manufacturer before it will approve a drug for commercialization. If we fail to maintain a relationship with at least one qualified supplier of prasterone and at least one qualified manufacturer of the Prestara finished pharmaceutical product it would negatively impact our business because the NDA could not be approved by the FDA. If our NDA is approved and our supplier or manufacturer fails to meet and maintain compliance with FDA requirements or if they fail to manufacture Prestara active ingredient, capsules and packaging as required for our needs, we may not be able to ship product in a timely manner, if at all. This failure could negatively impact our relationships with customers and would harm sales of Prestara. The following could harm our ability to manufacture and market Prestara:

•	the unavailability of adequate quantities of the active ingredient for commercial sale;

•	the loss of a supplier’s or manufacturer’s regulatory approval;

•	the failure of a supplier or manufacturer to meet regulatory agency pre-approval inspection requirements;

•	the failure of a supplier or manufacturer to maintain compliance with ongoing regulatory agency requirements;

•	the inability to develop alternative sources in a timely manner or at all;

•	an interruption in supply of prasterone or finished product; and

•	competing demands on the contract manufacturer’s capacity, for example, shifting manufacturing priorities to their own products or more profitable products for other customers.

We are dependent on Watson Pharmaceuticals to market Prestara™ in North America and if Prestara is approved by the FDA and they fail to meet expected levels of sales our business will suffer.

     We must rely on Watson to market Prestara in North America. Because royalties from sales of Prestara would be our primary near-term source of revenue, successful marketing, promotion and distribution of this product in the United States are critical to our success. Though Genelabs has the right to co-promote the product in the United States beginning the third calendar year after the first commercial sale of the product by Watson, we currently have limited internal sales, marketing and distribution capabilities and are entirely dependent on Watson to promote Prestara. If Prestara is approved by the FDA and Watson fails to promote Prestara, our business will suffer because we will not receive anticipated revenue from product sales. Though the agreement with Watson requires them to use commercially reasonable efforts to promote the sale, marketing and distribution of the product in their territory, it does not prevent them from marketing competing products should they become available. Our agreement with Watson provides us with the right to terminate the agreement or make it non-exclusive in the event that Watson fails to meet specified minimum sales requirement or materially breaches the agreement; however, it may be difficult or impossible to find a marketing partner to replace Watson should they breach the agreement or fail to meet these minimum requirements.

     Our ability to market Prestara in Europe will depend upon our ability to obtain a European partner. Similar to the United States, successful marketing, promotion and distribution of this product in Europe are important to our success. As we have limited capabilities and will rely on our potential future European partner for marketing, promotion and distribution, if they fail to promote Prestara our business will suffer because we will not receive anticipated revenue from product sales.

If we are unable to obtain patents or protect our intellectual property rights, we would lose competitive advantage.

     Agency or court proceedings could invalidate our current patents, or patents that issue on pending applications. Our business would suffer if we do not successfully defend or enforce our patents, which would result in loss of proprietary protection for our technologies and products. Patent litigation may be necessary to enforce patents to determine the scope and validity of our proprietary rights or the proprietary rights of another.

     The active ingredient in Prestara is prasterone, more commonly known as dehydroepiandrosterone, or DHEA. DHEA is a compound that has been in the public domain for many years. It is not possible to obtain patent protection for the chemical compound anywhere in the world. Genelabs licensed two United States patents covering uses of DHEA in treating lupus from Stanford University in 1993. The Stanford patents expire in 2015 and the license expires when the patents expire. In addition, we have filed patent applications covering additional uses for Prestara and various pharmaceutical formulations and intend to file additional applications as appropriate. We have filed patent applications covering compounds from our drug discovery programs; however, no patents are currently issued. A number of patents have issued covering Genelabs’ drug discovery technologies and methods related to selective regulation of gene expression and the control of viral infections. A number of patent applications are pending.

     If another company successfully brings legal action against us claiming our activities violate, or infringe, their patents, a court may require us to pay significant damages and prevent us from using or selling products or technologies covered by those patents. Others could independently develop the same or similar discoveries and may have priority over any patent applications Genelabs has filed on these discoveries. Prosecuting patent priority proceedings and defending litigation claims can be very expensive and time-consuming for management. In addition, intellectual property that is important for advancing our drug discovery efforts or for uses for the active ingredient in Prestara owned by others might exist that we do not currently know about now or in the future. We might not obtain licenses to a necessary product or technology on commercially reasonable terms, or at all, and therefore, we may not pursue research, development or commercialization of promising products.

Our research programs are in an early stage and may not successfully produce commercial products.

     Pharmaceutical discovery research is inherently high-risk because of the high failure rate of projects. To date, our research has been focused on a limited number of mechanisms which have not been proven as a viable mechanism of drug action, such as DNA-binding. Although we have identified an antifungal compound that has met our criteria for advancement to preclinical status, we have not begun preclinical development work on any compounds from our drug discovery programs. Genelabs’ product candidates, other than Prestara, are in an early stage of research. The goal of our research programs is to discover novel chemical compounds and develop them into drugs. All of our research projects may fail to produce commercial products.

     If Genelabs discovers compounds that have the potential to be drugs, public information about our research success may lead other companies with greater resources to focus more efforts in areas similar to ours. Genelabs has limited human and financial resources. Creation of the type of compounds we seek to discover requires sophisticated and expensive lab equipment and facilities, a team of scientists with advanced scientific knowledge in many disciplines such as chemistry, biochemistry and biology, and time and effort. Large pharmaceutical companies have access to the latest equipment and have many more personnel available to focus on solving particular research problems, including those that Genelabs is investigating. Therefore, even if our research programs are successful, we have a competitive disadvantage.

INDUSTRY RISKS

Our activities involve hazardous materials and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

     Our research and development activities involve the controlled use of hazardous materials, including infectious agents, chemicals and various radioactive compounds. Our organic chemists use solvents, such as chloroform, isopropyl alcohol and ethanol, corrosives such as hydrochloric acid and other highly flammable materials, some of which are pressurized, such as hydrogen. We use the following radioactive compounds in small quantities under license from the State of California, including Carbon(14), Cesium(137), Chromium(51), Hydrogen(3), Iodine(125), Phosphorus(32), Phosphorus(33) and Sulfur(35). Our biologists use biohazardous materials, such as bacteria, fungi, parasites, viruses and blood and tissue products. We also handle chemical, medical and radioactive waste, byproducts of our research, through licensed contractors. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Federal, state and local governments may adopt additional laws and regulations affecting us in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, current or future laws or regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, state or federal authorities may curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under state or federal statutes. While we believe that the amount of general liability insurance we carry, $6 million, is sufficient for typical risks regarding our handling of these materials, it may not be sufficient to cover extraordinary or unanticipated events. We do not specifically insure against environmental liabilities. Additionally, an accident could damage, or force us to shut down, our research facilities and operations.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. We may become subject to product liability claims if someone alleges that the use of our products, such as Prestara for lupus, if approved, injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. Although we currently have insurance coverage in amounts that we believe are customary for companies of our size and industry and sufficient for risks we typically face, we may not be able to maintain this type of insurance for any of our clinical trials or in a sufficient amount. We currently maintain $5 million of product liability insurance for claims arising from the use of our products in clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could harm our business by requiring us to use our resources to pay potential claims.

MARKET RISKS

Because our stock is volatile, the value of your investment in Genelabs may substantially decrease.

     The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. Between January 1, 2002 and December 31, 2002, the price of our common stock fluctuated between $0.63 and $3.55 per share. Between January 1, 2003 and August 8, 2003, the price of our common stock fluctuated between $1.12 and $2.10 per share. In addition to the factors discussed in this Risk Factors section, a variety of events can impact the stock price, including the low percentage of institutional ownership of our stock, which contributes to lack of stability for the stock price. We cannot estimate whether or when the Selling Stockholder will resell any of the 3,333,334 shares registered for resale as described in this prospectus. The availability of a large block of stock for sale in relation to our normal trading volume could also result in a decline in the market price of our common stock, including a large block sold by the Selling Stockholder.

     In addition, numerous events occurring outside of our control may also impact the price of our common stock, including market conditions related to the biopharmaceutical industry. Other companies have defended themselves against securities class action lawsuits following periods of volatility in the market price of their common stock. If a party brings this type of lawsuit against us, it could result in substantial costs and diversion of management’s time.

Because we may not continue to qualify for listing on the Nasdaq quotation system, the value of your investment in Genelabs may substantially decrease.

     Genelabs may be unable to meet the requirements of the Nasdaq National Market System in the future. To maintain its listing on the Nasdaq National Market, Genelabs is required, among other things, to either maintain stockholders’ equity of at least $10 million or a market value of at least $50 million, as well as to maintain a bid price of at least $1.00 per share of common stock. If Genelabs is unable to meet these requirements, it may be delisted from the National Market System. If delisted from the Nasdaq National Market, Genelabs might apply for listing on the Nasdaq SmallCap Market. The Nasdaq SmallCap Market, however, also has listing requirements, which Genelabs may fail to meet for initial listing or with which Genelabs may fail to maintain compliance. Delisting from the National Market System could adversely affect the trading price of our common stock, and delisting from the

Nasdaq SmallCap Market would significantly limit the liquidity of our common stock and would adversely affect its trading price.

FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements herein that are not statements of historical fact may be deemed to be forward-looking statements including, but not limited to, Genelabs’ estimates with respect to its cash resources and related matters. We may identify these statements by the use of words such as believe, expect, anticipate, intend, potential, strategy, plan, and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties. Our actual results may differ materially from those set forth in these forward-looking statements as a result of a number of different factors, including those described under the caption “Risk Factors” and elsewhere in this prospectus. These forward-looking statements include, among others, statements regarding:

•	estimates relating to our cash resources and our ability to obtain additional funding for our business plans;

•	our ability to complete the divestment of our diagnostics business on a timely basis, if at all;

•	estimates relating to the timing and completion of our pending clinical trials;

•	the results of our confirmatory clinical trial of Prestara™;

•	potential FDA actions with respect to our NDA for Prestara, including whether or not the Prestara NDA ultimately will receive marketing approval;

•	if the NDA for Prestara is ultimately approved, our plans and ability to successfully commercialize Prestara for systemic lupus erythematosus;

•	our ability to secure European and Japanese partners for Prestara;

•	our ability to obtain approval of Prestara in Europe;

•	our ability to secure and defend intellectual property rights important to our business; and

•	the potential success of our research efforts, including our ability to identify compounds for preclinical development.

All statements in this Registration Statement on Form S-3 that are not historical are forward-looking statements and are subject to risks and uncertainties, including those set forth in the Risk Factors section, and actual results could differ materially from those expressed or implied in these statements. All forward-looking statements included in this Registration Statement on Form S-3 are made as of the date hereof. We assume no obligation to update any such forward-looking statement for subsequent events or any reason why actual results might differ, except as required by the Securities Act.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds of sale of shares.

     Genelabs will receive all proceeds from the exercise of warrants by the Selling Stockholder unless they are exercised on a cashless basis, but will not receive any proceeds from the sale of shares issued upon the exercise of the warrants. We currently expect that the proceeds from the exercise of the warrants, if any, will be used by us for general corporate purposes.

SELLING STOCKHOLDER

     This prospectus relates to an aggregate of 3,333,334 shares of common stock, no par value, which are registered under this prospectus, consisting of: 1,666,667 shares of common stock we issued to an investor in connection with a private placement we completed on August 1, 2003 and 1,666,667 shares of common stock issuable upon the exercise of outstanding warrants that were issued to the investor in the August 1, 2003 private placement.

     The price at which the Selling Stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions.

     The Selling Stockholder represented and warranted to the Company that:

•	the Selling Stockholder acquired the securities in the ordinary course of its business; and

•	at the time of the purchase of the securities to be resold, the Selling Stockholder had no agreement or understanding, directly or indirectly, with any person, to distribute the securities.

     The following table sets forth certain information regarding the Selling Stockholder as of August 14, 2003, including the names of the Selling Stockholder, the number of shares beneficially owned by the Selling Stockholder, the number of shares being registered for the Selling Stockholder and the percentage ownership of shares held by the Selling Stockholder as of such date. The Selling Stockholder may sell any or all of the shares, subject to federal and state securities laws, but is under no obligation do so.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to Registration			If All Registered Shares are Sold

Number of Shares
Beneficially Owned
	Number of Shares	Percentage	Number of Shares	If All Registered
Beneficial Owner	Beneficially Owned	Beneficially Owned	Being Registered	Shares are Sold	Percent of Total

Capital Ventures International
425 California Street, Suite 1100
San Francisco, California 94104	3,166,232 (1)	4.999%	3,333,334 (2)	455,000 (3)	*

*	Less than 1%

(1)	Represents 2,016,667 shares and warrants to purchase 1,771,667 shares, excluding 622,102 shares pursuant to the terms of the warrant. The warrant contains a provision that prohibits the holder thereof from exercising the warrant to the extent that the holder and its affiliates would beneficially own in excess of 4.999% of the outstanding shares of our common stock following the exercise.

(2)	Represents 1,666,667 shares and warrants to purchase 1,666,667 shares.

(3)	Represents 350,000 shares and warrants to purchase 105,000 shares.

     This prospectus also covers any additional shares of common stock that we may issue or that may be issuable by reason of any stock split, stock dividend or similar transaction involving the common stock.

PLAN OF DISTRIBUTION

     The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 that amends the list of the selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The Selling Stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

     The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has represented and warranted to the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

     The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities under the Securities Act.

VALIDITY OF SHARES

     The validity of the shares of common stock being registered is being passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report (which contains an explanatory paragraph relating to Genelabs’ ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, proxy statements and other information with the SEC. Such reports may be obtained by visiting the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, or by calling the SEC at 1-800-732-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

     Our internet address is www.genelabs.com. The information on our website does not constitute part of this prospectus. We make available, free of charge, through our internet website copies of our annual report on Form 10-K and quarterly reports on Form 10-Q and amendments to those reports, if any, filed or furnished pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC.

     We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following are the estimated expenses to be incurred in connection with the issuance and distribution of the shares registered under this registration statement:

Securities and Exchange Commission Registration Fee	$384
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	5,000
NASDAQ Fees	16,667
Miscellaneous	2,949

Total	$35,000

     We will pay all such expenses. All amounts are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

     Our Amended and Restated Articles of Incorporation, our Bylaws and certain agreements to which we are a party require us to indemnify our directors, officers, employees and agents to the fullest extent permitted by California law.

     Based on such indemnification provisions, pursuant to Section 204 of the General Corporation Law of the State of California, our directors will not be personally liable to the Company or to our shareholders for monetary damages for breach or alleged breach of the directors’ duty of care or for conduct constituting negligence (or gross negligence) in the exercise of their fiduciary duties. Our directors will continue to be subject to personal liability to the company and our shareholders, however, for:

•	any breach of his or her duty of loyalty;

•	any acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	any illegal payments of dividends; and

•	any approval of any transaction from which a director derives an improper personal benefit.

     These provisions have no effect on claims against any of our directors in his or her capacity as an officer.

     Section 317 of the California Code has been interpreted to provide for the indemnification of directors, officers, employees and agents against liability and the entitlement to reimbursement of expenses incurred, under certain circumstances, for claims arising under the Securities Act. The Commission has adopted the position, however, that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We currently maintain an insurance policy on behalf of our directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as our director or officer.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

3.1 (1)	Registrant’s Amended and Restated Articles of Incorporation.
3.2 (2)	Registrant’s Amended and Restated Bylaws.
4.1 (3)	Specimen Certificate for Registrant’s Common Stock.
4.2 (4)	Form of Warrant issued to the Purchaser, dated August 1, 2003.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the shares.
10.1(5)	Securities Purchase Agreement by and between the Purchaser and the Registrant, dated as of August 1, 2003 (including Registration Rights Agreement attached as an exhibit thereto).
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1(6)	Power of Attorney.

(1)	Incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(2)	Incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.

(3)	Incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 29, 1991 (File No. 33-40120).

(4)	Incorporated by reference as an exhibit to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed August 4, 2003.

(5)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed August 4, 2003.

(6)	See Signature Page.

Item 17. Undertakings

     We hereby undertake:

     (1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by us pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described in Item 15 or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Genelabs Technologies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, California, as of August 14, 2003.

GENELABS TECHNOLOGIES, INC.

Principal Executive Officer:

By: /s/ Irene A. Chow, Ph.D.

Name: Irene A. Chow, Ph.D.
Title: Chief Executive Officer

Principal Financial and Accounting Officer:

By: /s/ Matthew M. Loar

Name: Matthew M. Loar
Title: Chief Financial Officer

     Each person whose signature appears below hereby constitutes and appoints Irene A. Chow and Matthew M. Loar, his and her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, as of August 14, 2003.

Signature	Title

/s/ Irene A. Chow	Chief Executive Officer and Director
Irene A. Chow, Ph.D.

/s/ J. Richard Crout	Director
J. Richard Crout, M.D.

/s/ Arthur Gray, Jr.	Director
Arthur Gray, Jr.

/s/ H.H. Haight	Director
H.H. Haight

/s/ Alan Y. Kwan	Director
Alan Y. Kwan

Signature	Title

/s/ James A.D. Smith	President and Director
James A.D. Smith

/s/ Nina K. Wang	Director
Nina K. Wang

Index to the Exhibits

Exhibit Number	Description of Exhibit

3.1 (1)	Registrant’s Amended and Restated Articles of Incorporation.
3.2 (2)	Registrant’s Amended and Restated Bylaws.
4.1 (3)	Specimen Certificate for Registrant’s Common Stock
4.2 (4)	Form of Warrant issued to the Purchaser, dated August 1, 2003.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the shares.
10.1(5)	Securities Purchase Agreement by and between the Purchaser and the Registrant, dated as of August 1, 2003.
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.
24.1(6)	Power of Attorney.

(1)	Incorporated by reference to Exhibit 3.01 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(2)	Incorporated by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.

(3)	Incorporated by reference to Exhibit 4.01 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 29, 1991 (File No. 33-40120).

(4)	Incorporated by reference as an exhibit to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed August 4, 2003.

(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed August 4, 2003.

(6)	See Signature page.